BLACKROCK Bond Fund, Inc.:

BlackRock High Income Fund

FILE #811-02857

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/09/07	AES Corporation (The)	500,000,000	1,190,000	Deutsche Bank Securities Inc., Credit Suisse (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated.
10/09/07	AES Corporation (The)	1,500,000,000	12,000,000	Deutsche Bank Securities Inc., Credit Suisse (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated.
10/16/07	First Data Corporation	2,200,000,000	12,030,000

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated

11/14/07	Windstream Regatta Holding Inc.	210,500,000	2,000,000	JPMorgan, Lehman Brothers, Merrill Lynch & Co., Goldman, Sachs & Co., Barclays Capital, BNP Paribas
01/17/08	ATLAS ENERGY OPERATING CO LLC	250,000,000	2,370,000	J.P. Morgan Securities Inc., Wachovia Securities, Banc of America Securities LLC, BNP Paribas, RBC Capital Markets, Merrill Lynch & Co., Friedman Billings Ramsey